Exhibit 99.2                      Transcript of conference call:

RadNet, Inc.
Third Quarter 2010 Earnings Conference Call
November 9, 2010

Operator:       Please stand by.  Good day, ladies and gentlemen, and welcome to RadNet Incorporated Third Quarter 2010 Financial Results conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for your questions.

I would like to remind everyone that today’s call is being recorded, and now, I’ll turn the conference over to Mr. Mark McPartland.  Please go ahead, sir.

Mark McPartland:   Thank you, Operator.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s third quarter 2010 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today, I’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists and receiving third party reimbursements from diagnostic imaging services, successfully integrate acquired operations, generate revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor statement.

Forward-looking statements are based on management’s current preliminary expectations and are subject to the risks and uncertainties which may cause RadNet’s actual results to differ materially from those statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the Securities and Exchange Commission from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2009, and Form 10-Q for the quarterly period ended September 30th, 2010.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or reflect the occurrence of unanticipated events.

And with that taken care of, I’d like to turn the call over to Dr. Howard Berger.

Dr. Howard Berger:               Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our third quarter 2010 results, give you more insight into factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Our third quarter financial and operating results further built upon the improved results of our second quarter.  We continue to see steady and stabilized improvement in our procedural volumes, while at the same time, we are focused on controlling cost, driving operating efficiencies and pursuing growth opportunities.  We are pleased that our revenue, adjusted EBITDA and procedural volumes exceeded our performance from last year’s third quarter and improved on the results of both the first and second quarter of this year.  These accomplishments occurred within a very difficult operating environment.

According to IMS Health, the market research firm, patient visits to physician offices decreased 7.3% in July, 1.3% in August and 4.7% in September compared to these same months in 2009.  These declines were consistent with those occurring in the first and second quarters of this year.  I am pleased to say that over the last six months, our monthly same-center performance has consistently exceeded the year-over-year drop in physician office visits, which gives us confidence that we are competing favorably in our markets and perhaps making small but significant gains in market share.  We have been able to help offset the small decline in same-center procedural volumes through consummating accretive acquisitions and through certain cost reductions.  In short, we are realizing gradual margin improvement by capitalizing on our scale and market presence to lower our operating expenses and aggressively compete for physician referrals in our core markets.

These results give us additional encouragement for our 2011 outlook.  With a cost structure that is predominantly fixed, a slight improvement in our procedural volumes will make significant enhancements to our future financial performance.  As a more normalized level of healthcare utilization returns, our fixed cost structure, high operating leverage and continued focus on reducing expenses will enhance our margins and profitability.

Another important point to note is that when annualizing our last six months of results, our adjusted EBITDA run rate is approximately 111 million, which is at the very high end of our 2010 guidance level, which gives us a strong base upon which to build as 2011 approaches.  Furthermore, the procedural volume reports we have reviewed from October illustrates that the steady and stable improvement we’ve seen in our business since the first quarter of this year is continuing into the fourth quarter.  Although November and December volumes tend to be influenced by the holidays, we feel we have significant momentum entering the fourth quarter and carrying us into 2011.

As we approach next year, we continue to look at methods to reduce the cost of delivering our services.  Examples of this include our implementation of certain information technology platforms and related technology modules that will make our workflow more efficient.  Our acquisition of eRAD and the hiring of a software development team for a new radiology information system platform are key components of this strategy.  Our focus beginning in 2011 will be to bring the best of great technologies and productivity tools to our imaging centers, radiology physician partners, hospital joint venture relationships and ultimately to the industry at large.  Additionally, we are working on workflow programs to make our radiology physician groups more productive and will be trying… and will be tying their compensation more closely to their work output.

On our last quarter’s earnings call, I discussed two industry-specific trends that have been negatively affecting imaging procedural volumes, particularly as it relates to CT and mammography.  First, our industry has suffered from a decrease in the amount of CT scanning, resulting from concerns surrounding the dosage of radiation patients receive during certain CT procedures, the impact of radiology benefit managers, or RBMs, and the trend of patients receiving their CT exams in hospital emergency room settings in order to bypass preauthorization processes.  The second issue I discussed on the last earnings call was the impact on industry-wide mammography screening as a result of the recommendation made in November of last year by the US Preventative Services Task Force.  The recommendations stated that most women should have regular mammograms at 50, not at the previously recommended age of 40.

Recently, we have seen reason for optimism for the near-term improvement of the utilization and long-term continued use of both CT scanning and mammography.  Last week, the results were released of a long-term national study on the effectiveness of CT scanning for the detection and tracking of lung cancer.  The study illustrated that CT scanning was far more effective than conventional x-ray exams for identifying cancer tumors.  It is estimated that 157,000 Americans will die this year from lung cancer and that CT screening exams can reduce death by an estimated 20%.  The results of this study was a national news story in notable medical journals, as well as periodicals such as the New York Times and Los Angeles Times.  Furthermore, there have been numerous recent articles refuting the concerns over radiation exposure with respect to CT scanning.  In particular, there was an article in the Los Angeles Times health section on October 11, where many experts agree that the benefits of CT scans far outweigh their risks.  As rational minds generally prevail in these matters, we are hopeful that CT scanning levels will return to a more normalized level in the near future.

With respect to mammography, there has been a vocal and steady outcry against the Task Force recommendation of last year by many of the powerful and knowledgeable women’s health organizations.  The result is that we are already seeing our mammography volumes return to more normal levels.

On the acquisition front, we remain active in evaluating and pursuing acquisitions which fit our core strategy of geographic concentration, multi-modality approach and exceptionally high quality delivery of medicine.  We remain committed to our three to four times EBITDA acquisition multiples.  The pressures of the economy, lack of availability of capital and competitive issues continue to make acquisition opportunities abundant to us.  With almost $200 million of total liquidity, we will remain committed to our acquisitions that are leverage neutral or deleveraging and are core to our market penetration strategy.  We will be competing for more of these transactions… or, excuse me, we will be completing more of these transactions in the coming months, and we hope and expect to benefit from their financial contribution, the potential cost saving efficiencies they bring and enhanced contracting leverage they will provide us.

I’d like to briefly address our 2010 guidance.  While our financial guidance for 2010 would imply robust fourth quarter results, we are encouraged by the strong volume trends in the last several months which have continued into the fourth quarter, as well as exceptional additional contribution from recently completed acquisitions and those to be completed in the fourth quarter.  Thus, at this point, our financial guidance remains within reach and we are choosing to leave guidance ranges unchanged.

At this time, I’d like to turn over the call to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our third quarter 2010 performance.  When he is finished, I will make some closing remarks.

Mark Stolper:                          Thank you, Howard, and thank you all for participating in our third quarter 2010 conference call.  I’m now going to briefly review our third quarter performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our third quarter 2010 results.  For the three months ended September 30th, 2010, RadNet reported revenue and adjusted EBITDA of $140.1 million and $28 million, respectively.  Revenue increased $6.7 million or 5% over the prior year’s same quarter and adjusted EBITDA increased 2.5 million or 9.8% over the prior year’s same quarter.  On a sequential basis, compared to the first and second quarter of 2010, revenue increased $15.9 million or 12.8% and $1.1 million or .8%, respectively.  On a sequential basis compared to the first and second quarter of 2010, adjusted EBITDA increased $7.5 million or 36.7% and $.6 million or 2.2%, respectively.

The sequential increase in revenue and adjusted EBITDA from the first and second quarters is primarily the result of stabilized procedural volumes and the contribution from acquired facilities.  The sequential increase from the first quarter is also the result of unusually depressed volumes during January and February from the severe weather on the East Coast, which significantly impacted our first quarter volumes.  We’re encouraged by preliminary procedural volume reports we have reviewed from October and are hopeful that the strong volumes continue through November and December, which are always difficult months to predict because of the holiday season.

For the third quarter of 2010 as compared to the prior year’s third quarter, MRI volume increased 6.9%, CT volume decreased 1% and PET/CT volume decreased 7.3%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 4.7% over the prior year’s third quarter.

In the third quarter of 2010, we performed 846,568 total procedures.  The procedures were consistent with our multi-modality approach, whereby 78.1% of all the work we did by volume was from routine imaging.  Our procedures in the third quarter of 2010 were as follows:  100,387 MRIs as compared with 93,919 MRIs in the third quarter of 2009; 79,725 CTs as compared to 78,965 CTs in the third quarter of 2009; 5,099 PET/CTs as compared with 5,503 PET/CTs in the third quarter of 2009; and 661,357 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 630,276 of all of these exams in the third quarter of 2009.

Net loss for the third quarter of 2010 was 280… was negative 285,000 or negative $0.01 per share compared to a net loss of negative 1.7 million or negative $0.05 per share reported for the three-month period ended September 30th, 2009, based upon a weighted average number of shares outstanding of 37 million and 36.1 million for these periods in 2010 and 2009, respectively.  Excluding non-cash losses and expenses from the mark-to-market of our interest rate swaps of $821,000, disposal of equipment of $451,000 and stock compensation expense of $793,000, RadNet would have reported net income of $1.8 million or $0.05 per fully diluted share for the third quarter of 2010.  This compares with a net loss of $943,000 or negative $0.03 per share for the third quarter of 2009, excluding these same non-cash losses and expenses.

In addition to the losses on interest rate swaps, disposal of equipment and stock compensation expense, affecting net loss n the third quarter of 2010 were certain other non-cash expenses and non-recurring items, including $164,000 of severance paid in connection with headcount reductions related to cost savings initiatives and $710,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2010 was $12.8 million.  Adjusting for non-cash impacts from items such as amortization of financing fees and accrued interest, cash paid for interest was $6.7 million during the quarter.  This compares with GAAP interest expense in the third quarter of 2009 of $12.4 million and cash paid for interest of $10.2 million.  Accrued interest related to our $200 million senior unsecured notes was interest we pay on a semi-annual basis in April and October, represented the primary reason for the low cash interest paid during the quarter relative to last year’s third quarter.  For the third quarter of 2010, bad debt expense was 6% of our revenue compared with an overall blended rate of 6.1% for the full year of 2009.

With regards to our balance sheet, as of September 30th, 2010, we had $481.1 million of net debt, which was net of $24.5 million of cash, and we were undrawn on our $100 million revolving line of credit.  This is a decrease in our net debt of $8.8 million during the quarter.  We repaid $5 million of notes and leases payable during the quarter, and in the third quarter, we had cash capital expenditures, net of asset dispositions, of $12.2 million.  Year-to-date, we had cash capital expenditures net of asset dispositions of $33 million and entered into capital leases of $32,000.

Our net days sales outstanding, or DSOs, was virtually unchanged at 54 dollars… excuse me, 54 days as of September 30th, 2010, from December 31st, 2009, and the second quarter of 2010.  As of September 30th, 2010, our working capital was $29.5 million, down by about $2 million from June 30th, 2010, but up by about $27 million from year end 2009, primarily the result of our refinancing transaction.  As of September 30th, we had approximately $200 million of liquidity under our current capital structure.  This includes about $24.5 million of cash on hand, the availability of our $100 million revolving credit facility and $75 million available to us under the accordion feature of our senior secured credit facilities.

Finally, I’d like to give a brief update on reimbursement.  Though Medicare is only 20% of our revenue, my discussion will be about this book of business.  Our private pay business generally has experienced stable pricing and we estimate that it will continue to do so in the future.  As a number of you are aware, the Centers for Medicare and Medicaid Services, or CMS, published its final rule about a week ago which governs 2011 reimbursement.  As a result of the recent nature of CMS’ release, our analyses are somewhat preliminary and will be refined as we progress into the fourth quarter.  The new CMS fee schedule contains a decrease in the RVU, or relative value unit conversion factor, of approximately 8.2% and incorporates the utilization factor of variable in the practice expense section of the RVU calculation rising to 75% from approximately 60% where it is currently set.  However, these negative changes are mitigated by increases to the practice expense RVUs and many of the CP codes we perform.

As a result, assuming stable rates within the hospital outpatient prospective payment system, or HOPPS, whose fee schedule for 2011 should be released around Thanksgiving time, our analysis suggests that changes to our Medicare reimbursement in 2011 will be substantially neutral to RadNet overall.  We are pleased with the result and believe that CMS gave strong consideration to the economic and industry-specific pressures that imaging players have endured in 2010.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:               Thank you, Mark.  As we enter the final weeks of our 2010 fiscal year, we have never been more optimistic about the future for RadNet.  The recapitalization completed in April of 2010 has created liquidity and has established a more permanent capital structure for RadNet’s future.  Additionally, the improving volume trends noted in the last several months have created further confidence in the stability and resiliency of our strategic business model.  The industry pressures and lack of availability of capital are providing continued acquisition opportunities at historically low multiples.  However, in addition to the opportunity to grow the Company through these accretive acquisitions, we believe RadNet and the industry as a whole are better served by the diversification of new business opportunities which we intend to pursue aggressively in 2011.

Ownership of imaging centers will always require substantial capital investment.  The opportunity to develop new platforms to augment our core competencies abound.  In particular, as we announced last quarter, we entered the radiology information technology business.  This was our first step in creating new revenue opportunities.  We anticipate that in the upcoming months, we will further expand in the areas of medical oncology, teleradiology and hospital-based operations.  The goal will be to evolve RadNet into a company which can provide all of the core solutions for managing both hospital and outpatient radiology and imaging services.  We look forward to updating you on these developments either at our full year 2010 earnings call in March or sooner as events unfold.

Operator, we are now ready for the question and answer portion of the call.

Operator:                                  Thank you.  Ladies and gentlemen, at this time, if you would like to ask a question, please press star, one on your telephone.  If you are joining us using a speakerphone, we ask that you please release the mute function to allow your signal to reach our equipment.  Once again, that is star, one please and we’ll pause for just a moment.

We’ll go first to Jefferies & Company’s Paxton Scott.

Paxton Scott:                            Hey, good morning.  Thanks for taking the question.  My first question is just as a clarification on your guidance.  I understand you’re reaffirming this morning but, one, were the acquisitions that you talked about that have not yet closed in Q4, were those included in the initial guidance?  And two, are those basically what you’re building in to bridge you from where you are today to get to that guidance?  Thanks.

Mark Stolper:                          Yes.  Paxton, the only acquisition that was not included in our guidance was the Progressive acquisition, which we have not yet closed but we do expect to close, you know, any day now.  We’re waiting for a license to be transferred for us to do business in the State of New Jersey in order for us to close that transaction.  So that will be part of the fourth quarter and we are counting on EBITDA contribution from those assets in order to achieve our guidance.

Paxton Scott:                            Okay.  And then just secondarily on that, I mean it looks like, you know, you’re kind of on target, even without the acquisition of Progressive Health, to hit your top line so I was hoping you could just provide a little bit of color in terms of your costs?  You know, is it something in the cost structure that’s running a little bit higher?  And also, if you could talk about your G&A.  I mean, I know it’s not specifically broken out in the press release today but that’s been running pretty lean and I was just hoping you could give a little bit more color in terms of your ability to kind of keep that pretty low going forward?  Thanks.

Mark Stolper:                          Sure.  It’s actually very simple, Paxton.  What we’ve been seeing this year – and it’s not any different from any of the other ancillary care providers in healthcare – is that there has been a lower level of patients going into the system in 2010 than there were in 2009 and, you know, IMS Health, which we quoted in our script, you know, tracks the amount of patients going into physician offices and we depend, obviously, on the referrals of those patients from those referring physicians, you know, into our centers for our procedural volumes.  So our aggregate procedural volumes have been going up this year, which is driving, you know, some nice revenue gain, but the challenge that we have had, which is not dissimilar to other players in our industry and other areas of healthcare services, is on the same-center operations.  And so our same-center operations have been slightly down and, as you know, this is a high fixed cost business and, although we’ve been managing our costs, I think, extremely well this year, which has allowed us to, you know, maintain EBITDA in the second and third quarters actually beat EBITDA from prior years, the challenge we have is on the same-center side.  And as we see volumes return to a more normalized level, that operating leverage is going to work in our favor and create, you know, a lot more EBITDA and a lot more profitability in the future.

Dr. Howard Berger:               And let me add one other thing to that, Paxton, I think more specifically addressing some of the margin issues.  The second and third quarters saw significant costs associated with integration of acquisitions throughout the year.  Those are substantially complete right now and are essentially non-recurring costs that we do not anticipate seeing in the fourth quarter.  So part of our margin improvement is, in fact, due to same-center store margin… costs that we’re controlling better, as well as what we anticipate will be improvements going forward related to the tightness of the integration of these new acquisitions, as well as ongoing measures, as I talked about, with information systems and other workflow opportunities that began late in the third quarter and which I believe will continue to yield us significant opportunities going forward into 2011.

Mark Stolper:                          Yes, the other point to make here about year-to-date results is that the year-to-date results obviously include the first quarter, where our business was hit by severe weather conditions and we lost about… we estimate about $5 million of EBITDA during the first quarter.  So, you know, that really affected our year-to-date same-center levels and we’ve been kind of making up for it in increasing margins since the first quarter.

Paxton Scott:                            Okay, that’s very helpful.  And then last question, just you talked about your diversification strategy.  I was hoping you could just give me a little bit more color there and kind of talk about how you see RadNet, you know, transforming potentially and, you know, what you see RadNet being as you exit, say, next year?  Thanks.

Dr. Howard Berger:               As I mentioned in some of my closing remarks, and to the extent that you’ve been aware of other actions or activities in the imaging industry, teleradiology is a very hot topic, consolidation in the information system business has been robust and we believe that those should be and are core competencies of RadNet that we intend to bring in-house and utilize our enormous resources that we have in IT and in radiologists that are contracted with our centers to further enhance.  Along with that, as I mentioned, we’re looking at initiatives to expand our medical oncology practice, notably, which has been predominantly in the breast cancer area of our BreastLink initiatives for the last couple of years.  That expansion is underway, as well as looking at ways to enhance that with other types of oncologic practices.  And I think you can expect us to be more aggressive at looking into the hospital space, where we find a number of players who are coming to us for core competencies and for capital to help transform their operations.

If you kind of roll all of those together, what we’re really saying is, is that things like physician staffing through teleradiology, information systems, as well as what RadNet has been doing for the last 20 years in terms of managing imaging, we believe are a total solution to many providers out there who need both our expertise and a more robust solution to some of their own specific needs.  So I believe we are reflecting what’s going on in the industry in general.  I think you can expect to see consolidation at all levels and movement towards what I call networks and larger health systems that we are principally the best strategic model in the markets that we’re in, given our very dense concentration into those markets.  So we’re looking at ways where we can grow the Company that do not require the same intensity of capital expenditures like you see in the imaging center business and that leverage some of the resources and core competencies that we’ve been working on and honing here now for 20 years.

Paxton Scott:                            Okay, that’s very helpful and that’s all for me.  Thank you.

Operator:                                  Thanks.  We’ll move on to Darren Lehrich with Deutsche Bank.

Darren Lehrich:                      Thanks.  Good morning, everybody.  A few things here.  I wanted to just start with PET/CT, which, you know, has obviously been quite weak this year and I’m just curious to get your thoughts on what you think might be going on in that particular modality?  It seems like it should be less economically sensitive yet, you know, we’ve seen weakness with some other companies as well so is there anything new in the competitive landscape that you’re seeing?  You know, just curious to get your thoughts.  I know you went through a period of investment a few years ago so just trying to understand whether, you know, this is a temporary thing or something more secular.

Dr. Howard Berger:               Hi, Darren.  Two comments on that.  First is recognize that PET/CT is a pretty small part of our overall revenue so any increases or decreases in PET scanning will not have a major impact on the Company.  But more specifically from that, we believe that the introduction of more of the radiology business, or business management, utilization managers have had an impact in advanced imaging, which you’re seeing in MR, CT and PET/CT scanning.  And I think the criteria for approving PET/CT scanning, given that it is the most costly part of – to the payors – the most costly part of their structure for imaging, or within imaging has put additional pressure on that.  So that people are making it a little bit more difficult to get the PET/CT scanner today than we were seeing, perhaps in the last year or two.  So I think that that will change as more and more people look at the benefits, which I think are very substantial with PET/CT scanning, and probably consolidate the ordering of body scanning of CT into a more of a one-stop PET/CT application when it’s appropriate.  And there’s just been, in my opinion, an unfortunate but slow adoption of what we all believe is a… perhaps one of the most important tools in the fight against cancer to be developed on the imaging side in the last 10 years.

Darren Lehrich:                     Sure.  And then just, you know, maybe a comment or two, if you could, about just volumes in general.  Obviously, you know, a lot of weakness we’ve seen pretty much everywhere across the healthcare services complex, if you will.  Is the return to maybe a little bit better volume in October, you know, a function of co-pays’ deductibles burning off, any sense for, you know, whether we should expect a bigger bump in Q4 as a result of that?  And maybe just kind of a broad comment, if you could, just about your thoughts on volume trends into next year.

Dr. Howard Berger:               Okay.  As I was thinking, Darren, about last questions you had on PET/CT, I wanted to raise one other item that I had neglected, and that is that we did see what I believe is a continued assault, particularly in PET/CT from self-referral, and in a couple of our markets, there were various medical groups that… particularly oncologists that brought PET/CT into their office operations.  And we’re quite hopeful that that trend will be significantly impacted with either legislation or changes in the requirements of credentialing and reimbursement by payors, and there is some very aggressive legislation going after that and through various lobbying organizations.  We and others tend to pursue that aggressively in a very broad way, so on to your next question.

The volumes that we saw in October were a continuation of improvement in patient visits to our facilities that we began to see a nice uptick in the second part of the third quarter.  While there’s been steady improvement throughout… since the first quarter, which I think had some weather-related issues in addition to the economic issues, the improvement that we’ve seen, particularly over the last 60 or 90 days, has been rather dramatic, with October showing us the best volumes virtually in every region that we’ve seen since a year ago October.  The reasons for that, at least in our centers, I believe are not just perhaps some slight improvements in the economy.  It may be due to, you know, the falloff of the deductibles, but I think it’s, more importantly, a reflection of industry-wide issues that relate to providers going out, weaker providers going out, consolidation in the industry, the basic strategic model that we have which is multi-modality and that we find that the driver for some of the imaging that we do comes from routine imaging like mammography, x-ray and ultrasound.  And as the other providers either can’t provide those particular modalities or as the weaker players, which we’re seeing substantially in almost all of our markets, either exit or consolidate, we believe that we’re just picking up bigger market shares.

In addition to that, we are raising the bar in a number of our centers in various regions with some newer technology.  As you can see, our cap ex in the third quarter was the most that it’s been for the entire year and that relates to upgrading of equipment, particularly MRs and, to a lesser extent, some CT scanning capabilities, like 64-slide scanners, that we believe are also driving more business into our centers and away from other competitors.  So I believe you will continue to see us invest appropriately and aggressively in our centers and we expect the improvement that we’re seeing now in the latter part of the third quarter and beginning here of the fourth quarter, even through the early part of November, should continue throughout this year and gives us some very good momentum into the… going into 2011.  So we’re very encouraged that our business model and our strategy is a significant driver, even in an industry that’s challenged with issues that we addressed throughout the remarks of our close (sp?) call here.

Darren Lehrich:                     Yes, and that’s great.  And then just maybe one housekeeping item for Mark.  What is the…  What was the revenue this period just of the, I guess, non-facility-based services?  If you could maybe just lump those all together or however you’re going to be breaking that out in any way going forward.

Mark Stolper:                          Yes, I don’t have my detailed trial balance here in this conference room with me, but… so I can’t give you an exact number, but our non…  Let me just tell you what that revenue generally is.  It’s, you know, revenue that we get from management fees from our joint ventures, which are fairly substantial, revenue we receive, you know, from our oncology operations, you know, which is BreastLink and we have some other kind of special group contracts that we get… we perform some management services for.  So those are the characteristics of that revenue.

Darren Lehrich:                      Okay.

Mark Stolper:                           But I don’t have the breakout.

Darren Lehrich:                      All right, I follow up.

Mark Stolper:                           But, you know, it’s relatively small… you know, it’s less than 10%, you know, closer to 5% of our revenue.

Darren Lehrich:                      Okay.

Operator:                                  Moving on to Rob Mains from Morgan Keegan

Chad Vanacore:                       Good morning.  It’s actually Chad Vanacore in for Rob Mains.  Just a couple of questions here.  The first is, can you give us the same-store routine imaging growth number?

Mark Stolper:                          Sure.  The same-center routine imaging growth was down 2.8%, which was slightly better than our overall same-store sales number, which was down minus 3.3%.

Chad Vanacore:                       Okay.  And then, you know, it looks like volumes overall are improving, especially from Q1 and Q2, and your general impression is that things are stabilizing and that volume should improve in 2011?

Dr. Howard Berger:               Yes.  I think that they’ve stabilized, they’re improving and I think, as I mentioned in the prior answer to Darren Lehrich’s question, I think part of it is also our being aggressive in terms of deploying equipment that can be drivers of imaging into some of our centers in the more competitive markets.  You’ll be hearing about and seeing in our report that we’re installing more three-test LEM (sp?) or eye scanners and in the first two or three of these that we put in, there’s been a very good response at those centers and in those markets.  And, while I don’t think we’re creating new procedural volume, I believe we are taking, in some cases, very significant share away from some of our competitors.  And, again, I believe that’s part of the strength of our model, where we do have very good cash flow and very good availability of credit to continue to invest in the centers.  And I should add that our ability to purchase some of this technology and new equipment is at extremely attractive pricing given what is a very weak market for sales from all of the major manufacturers.

So I believe it’s a combination of issues, taking more market share from our competitors, some of our competitors closing or having to substantially pare down, as well as just general improvement overall.  The best example I think that I can point to for the improvement overall is the significant increase we’ve seen in our mammography volumes over the last several months, perhaps the last four or five.  And we’re now seeing the highest level of mammography in our practices since the announcement, as I referred to from the commission report of last November, so I think it’s not just economic factors but some of the bad press that we were getting and that imaging was getting has become more distant and the value of what we do is becoming more and more recognized as a benefit to the potential small risk of radiation exposure.

Chris Vanacore:                      Good, that actually just answered my next couple of questions.  I think that’s all I had for you today.

Mark Stolper:                          Thank you.

Dr. Howard Berger:                Thank you.

Operator:                                  Moving on to Miles Highsmith with RBC Capital Markets.

Miles Highsmith:                    Hi, good morning, guys.  Sorry to harp back on the guidance topic but just wanted to make sure I understood the comments earlier.  I guess we’ve been running to 27, 28 million of EBITDA the last couple of quarters and the guidance would imply Q4 in the 31 to 35 type range.  By my calculations, the acquisitions won’t add too substantial of an amount in the fourth quarter so is it right that I understand that the bulk of… you know, if you are able to get into that range, the bulk of that… of achieving that would be related to better volumes and the leveraging of a fixed cost business model?

Dr. Howard Berger:                I think a good portion of that.  Some of it also, Miles, relates to, I think, integration costs that we had in the second and third quarters from, you know, a fairly substantial number of acquisitions that we did throughout the year that were one-time expenses and that go away here in the fourth quarter.  So I really think it’s a combination of controlling costs, one-time costs that go away, improving volumes and acquisitions that will be completed here in the fourth quarter.

Miles Highsmith:                    And just in terms of the one-time costs, I’m assuming they were not added back to EBITDA in the recent quarters.  Can you give us anything directionally as this…  You know, is it in the 1, 2 million type range or is it, you know, hundreds of thousands, anything you can quantify for us there?

Dr. Howard Berger:                Well, you’re right, it was not added back and that over probably the period of the year, it’s probably in the 1 to 2 million range, yes.  But that would be for the whole of the year, Miles, not any one quarter.

Miles Highsmith:                    Okay, great.  That’s helpful.

Dr. Howard Berger:                It tended…  It did tend to be greater in the second and third quarters because that’s when a number of these larger acquisitions did occur.

Miles Highsmith:                    Got it, thanks.  And then I just wanted to go a couple of broader topics, Howard, and I guess on the heels of the election, I’m wondering if you have any general comments as to, you know, how that could impact the industry?  And I guess I’m sort of looking back… you know, we’ve looked back to DRA back a number of years ago that was done legislatively and, you know, before DRA, the freestanding imaging Medicare payments were somewhat higher than hospitals and now DRA, in many cases, has leveled that.  I’m curious just about your thoughts that some will argue given a lighter overhead maybe than the hospital, if you have anxiety that those Medicare rates could come below the hospital rates at some point, either legislatively or otherwise?  Thanks.

Dr. Howard Berger:                I think that’s a good question.  It’s a little bit of crystal ball-gazing here but as far as the election results, I’ll try to keep my comments just to healthcare and not be too political.  But I think, generally speaking, the political outcome of the recent elections are very favorable for healthcare.  The proposed legislation and… not proposed but passed legislation I think needs substantial modifications which I believe will be forthcoming, whether they happen now or we have to wait until the Presidential elections of 2012, I think is somewhat moot.  The fact of the matter is, is that I believe there has been a bit of an overhang, if you will, awaiting this election and there now has to be a better dialogue amongst the parties to craft more sensible and practical issues.  I think at the end of the day, for us in imaging, it’s probably less about reimbursement and it’s probably less about who the political parties are that are in control.  There is a rationalization for imaging that is and has been occurring now for the last two or three years, as you’ve correctly pointed out, that started with the DRA back in 2007, January 2007, and really has gotten a bigger head of steam in the last, really 12 to 18 months.

And where I’m going with that is that there were and continue to be too many providers for either standalone imaging, such as MRI or MRI CT providers, and – and I continue to make this a focus – self-referral into physician offices.  And what I believe that the process that’s underway now will demonstrate that the needs to provide access to the almost 80% of what is requested for imaging, meaning routine imaging, as opposed to the 20%, although it’s the bigger driver of profitability for MR and CT, will have to take into account that a reduction or a consolidation in this industry cannot be at the expense of access for the majority of people and physicians who require our services.  It is, I think long been overlooked as to the importance of the routine imaging providers that really present the access that is not available generally in hospitals.  And as a note, most hospitals or many hospitals don’t even do mammography, let alone do it in a way that’s near what we do in terms of a comprehensive mammography service and one that ultimately, like we have here on the West Coast, becomes more comprehensive with breast disease management.

So I think, as I’ve seen over my years here, the marketplace is rational, whether it talks about, you know, companies or whether it talks about how companies need to evolve.  And I think that, you know, for RadNet’s benefit, as well as the industry as a whole, there needs to continue to be some shakeout of the weaker players, there needs to be a continued effort to reduce self-referral, which we are aggressively involved with, both in the marketplace as well as from a lobbying standpoint, and we need to get, you know, the appropriate parties to recognize that full service providers need to be the core of the delivery system in imaging and that it can’t be done really at the level that it needs at hospitals and it can’t be done at the level that it needs with a shrinking universe of these players that provide the access for the preponderance of imaging that needs to be done.

So I think if we just let the process continue, whether it’s the credit markets and availability of capital, whether it’s reimbursement issues or whether it’s healthcare legislation, the rationalization will occur and eventually the parties in power, which really isn’t the legislators; it’s really more the payors.  Remember, 80% of our business is non-Medicare and we are having ever increasing dialogue with payors and radiology business managers, or benefit managers I should say, to provide the access and pricing that they are looking for and, in return, make certain that we get large volumes.  So I like our position.  I like what’s going on, but I don’t lose any sleep over what’s happening from a legislative standpoint.  I think, as I continue to harp here, I think a rationalization of this and a rational approach will prevail to provide the necessary access and services that are so important to the healthcare industry in general.

Miles Highsmith:                   That’s great.  I appreciate all those comments.  And I have one last one.  In terms of some of the areas of diversification, you guys have talked a little bit about medical oncology, hospital-based opportunities.  I’m just wondering, you know, you’ve done some good acquisitions this year in some areas where you’re building some share, sort of consistent with your historical freestanding imaging model.  Are you seeing less of those opportunities incrementally and, thus, you’re looking at some of these areas of diversification?  Or is it more, hey, there’s some really great areas where we can diversify our business that can be accretive and then we’ll get back ultimately, you know, or continue to look at the traditional freestanding imaging?  I’m just curious what you’re seeing there.  Thanks.

Dr. Howard Berger:               Yes, very good question, Miles.  I think what I’m trying to articulate here is that, at RadNet, we, we’re not seeing any slowing down.  If anything, there is an increasing interest and opportunity for us in the acquisition arena and the multiples certainly aren’t going up; they’re going down.  And in many of the cases, if we were to kind of show you some of these models, the purchase price that we’re able to achieve is, at times, less than the actual assets that we’re acquiring.  We expect that to continue.  I think, more importantly, what we’re recognized is that there are ways for us to diversify the Company without large capital investment but which can be drivers into opening up opportunities for us in the hospital-related area and in perhaps the oncologic area.

And things like teleradiology, IT systems, while I think that they are largely commodities and while they are certainly going to experience their own issues regarding pricing, what they do are give us a much broader range of services to go into opportunities that may have a more immediate benefit to some of the potential targets that we have.  But then once we’re in, we can open up a much broader range of RadNet opportunities to expand those relationships.  So I think what I’m saying is that the hospital initiatives, oncology initiatives and teleradiology initiatives ultimately become a way for us to open the door for discussions into even more broader opportunities for RadNet.

Miles Highsmith:                    Thanks a lot, guys.

Operator:                                  We’ll move on to Henry Reukauf with Deutsche Bank.

Henry Reukauf:                      Hey, guys.  Just two quick questions.  First is, you’ve made a pretty good… you’ve had a pretty good buildup in the New Jersey area in the last year, and you’ve done that in the face of a very difficult market.  Can you kind of make some comments on how that area is doing actually relative to your expectations?

Dr. Howard Berger:                I’m sorry.  I got distracted for just a moment with somebody at my door.  Can you repeat your question?

Henry Reukauf:                       Yes, just in New Jersey you’ve made a pretty good… you’ve kind of focused it as an area of growth and is that living up to your expectations?

Dr. Howard Berger:                Yes, we’ve…  We really entered the New Jersey market less than a year and a half ago and with the completion of the acquisition this quarter that we announced earlier for the Progressive Imaging, we now will be up to about 16 or 17 centers in New Jersey and they’re almost all what would be defined the northern New Jersey market.  We see enormous consolidation opportunities there, prices for our acquisitions have been very attractive and it’s taken us a while to take some of these assets and revamp them or reinvigorate them, and we’re starting to see the results of those efforts pretty substantially here in the late second… late third quarter and into the fourth quarter here.  So we expect to be pretty active.  It is a substantial book of business for us that’s growing and there are opportunities, even outside the outpatient market there that we’re beginning to look at.  So, while it’s a new market that we’ve entered into, it is one that I think has extremely high upside opportunity for us and which we’re going to continue to be very aggressive about.

Henry Reukauf:                        Do you think it’ll be, you know, meaningful… get meaningfully better over the course of time here, since it is a… it’s in a… seems to be an area of focus?

Dr. Howard Berger:                 Yes.  Absolutely.

Henry Reukauf:                        Okay.  And then just on the volume side, back on the… for your capitated business, how are the volumes kind of on a same-store basis year-over-year for that capitated business going, since that seems to be a cleaner number, you know, no real acquisition issues in there?

Mark Stolper:                           Henry, yes, the capitated business, the volumes there are tracking kind of the same-center levels that we’re seeing across our network.  So the same… I’d say the same issue that you have in terms of, you know, people going to see their primary care physicians, we’re seeing within our capitated business as well so we’ve seen a slight decrease in the utilization under those contracts.  Now, it doesn’t necessarily make those contracts massively more expensive because, you know, as you know, in our model, there’s a high fixed cost associated, you know, with the facilities and with the personnel at the facilities so that what’s nice is the… in the capitated business, we do get annual increases in reimbursement under that book of business, which generally tracks increased utilization over time and we will still get those next year.  But we did see a slight decrease in the utilization under those contracts.

Henry Reukauf:                       Is it the same rate that you saw overall, I think, 3.3%?

Mark Stolper:                          Yes, in that range.

Henry Reukauf:                       In that range.  Okay.  Thanks very much.

Operator:                                  Next we’ll move on to Elie Radinsky with CCP.

Elie Radinsky:                         Hi, just a quick question here.  Do you have the same-store statistics without capitation, of only the payors that are not capitated?

Mark Stolper:                          No, we don’t track that.

Elie Radinsky:                          You don’t even track that?

Mark Stolper:                          Well, no, we don’t…  In other words, we don’t report that.  We obviously track it because we have requirements from the medical groups and the HMOs themselves to report statistical encounter data.  But as, you know, as I just said with the question from Henry, we’re seeing the same level of decrease in utilization within our capitated contracts as we are in our business overall on a same-center basis.

Elie Radinsky:                          Okay.  With the capitated contracts, are you seeing that managed care is trying to, because utilization is lower, to recapture some of that in next year’s contracts?

Mark Stolper:                           No.

Elie Radinsky:                          From a pricing perspective?

Dr. Howard Berger:                No.  There’s… excuse me, yes.

Elie Radinsky:                          Hello?

Dr. Howard Berger:                Hi.  I’m sorry, I’m (unintelligible).

Elie Radinsky:                          You’re choking up there, Howard.

Dr. Howard Berger:                I’m choking on your question, Elie.  Actually, Elie, we continue to drive increasing reimbursement from our capitated providers because, even thought they might be stable or perhaps slightly lower in their utilization, the contractual pricing we get is still somewhat below the California standard that we’ve set.  And so we’re getting increases virtually on every contract we have on a yearly basis and, as Mark mentioned, it’s generally somewhere in the, you know, 2 to 3% range; in some cases, 5%.  So it’s a very good book of business for us and the increases just continue to get them closer to the target that we’d like to see them have.

Elie Radinsky:                          Okay.

Mark Stolper:                           And, typically, these are… these tend to be two to three-year arrangements and historically speaking, Elie, utilization increases within this industry on an annual basis so that one year in lower utilization is not going to be viewed as a trend by either us or by managed care or these medical groups so that, you know, we… the paradigm of this type of pricing and the escalators associated with these contracts won’t change because of one year’s utilization statistics.

Elie Radinsky:                          Okay, Howard, I… that should bring a smile to your face, not choke you up.  I’m sorry about that.  Just as a follow-up question to that, however, is… just to play devil’s advocate because this question’s asked of me a lot, you know, given the fact that now it is commonplace to have higher co-pays and deductibles, sometimes significantly higher for advanced diagnostic imaging procedures, if that trend continues and if, in fact, that trend is a major contributing factor to a reduction in overall utilization, you know, how do you have confidence that utilization is going to start returning to its historic levels?

Dr. Howard Berger:                Well, the pushback that I would give you, Elie, on that is that we have been doing effectively radiology, you know, utilization management for our capitated groups here for 15 plus years and the utilization that we’re seeing in these groups is substantially below the national averages.  So while we might see, you know, slight changes here, they won’t be that dramatic, number one.  Number two, remember, again like the rest of our book of business, since this is generally comprehensive capitation agreements, meaning that we do everything from routine x-rays to MRI and PET scanning, we are still driving the vast majority of that business, 80% in that range, for routine imaging for which there has really been no reduction at all.  So that will comprise the bulk of our utilization in these contracts and…

Elie Radinsky:                          Howard, I’m sorry to bother…  The question wasn’t about capitation.  The question was about…

Dr. Howard Berger:                 I see.

Elie Radinsky:                          The assumption of utilization throughout your book of business, especially on the fee for service side.

Dr. Howard Berger:                 (Unintelligible).

Elie Radinsky:                          Do you have confidence that that will return given the fact that we now have higher co-pays and deductibles and those co-pays and deductibles continue to increase?

Dr. Howard Berger:                 It…  I don’t really see that being an impact.  We’ve had that…

Elie Radinsky:                          Okay.

Dr. Howard Berger:                We’ve had that out there on the West Coast.  We’re not seeing it dramatically on the East Coast.  And I don’t think that most people, when they are told that they need either an MRI or a CT scan, are willing to give up the potential medical benefits for that based upon co-pays and deductibles.  It’s just way too important.  If there’s anything that they give up, it might be things that they would consider to be more elective.  But once your referring physician has determined you need an MRI or a CT, it’s not a question of if you get it; it’s a question of how quickly you get it.

Elie Radinsky:                          Okay.  Thank you very much.

Dr. Howard Berger:                 You’re welcome, Elie.

Operator:                                   And from Dunlap Equity Management, we’ll go to Carter Dunlap.

Carter Dunlap:                         Yes, in answering the issues that caused the EBITDA from, say, Q2 to 3 and to 4, you discussed the leverage and then also the absence of the… of several one-time expenses.  And thinking about it going forward into the next fiscal year, are there any one-time benefits that would make the range that we’re hoping for in Q4 not be sort of the starting point?

Mark Stolper:                           Yes.  I’m thinking about one benefit here, which is really an earnings benefit that we will realize over the next two years as opposed to an EBITDA benefit and that relates to our interest rate swaps.  You know, currently, we’re in a substantial negative mark-to-market position on our two interest rate swaps to the tune of about $9 million, which is net of about $3 million of amortization expense that we’re going to have to recognize through interest expense over the next two years.  But that $9 million net mark-to-market negative position, over time and as we plan to hold these swaps to maturity, will amortize out as a benefit to other income line items.  Currently, we… if you notice in the quarter, we had about a $821,000 negative other loss this quarter, but ultimately that has to turn around and will create a $9 million benefit to earnings over the next two years on a schedule that is uncertain, meaning it has to do with, you know, people’s view, forward view of the yield curve of interest rates, but by definition, the swaps have to go to zero by maturity.  So other than that benefit which will be an earnings pickup but not a cash flow pickup, you know, I can’t think of any, you know, one-time financial benefits.

Dr. Howard Berger:                 Yes, I don’t…  To answer it on the operations side of it, other than what we’ve mentioned, I don’t see any one-time benefits.  What I see are continued and long-term benefits from the investment that we’ve been making into workflow and information systems.  We need to have everybody understand that this is a potential significant impact in the Company’s operations which, while it won’t be seen overnight, we should start seeing the results of some of this early in 2011 and continuing out through the year.  And our entrance into that market so that this becomes a core competency of RadNet cannot be underscored, or should… I guess cannot be…  Yes, it should be underscored.  The opportunities long term for improvement in our operating efficiencies and ultimately in our margins are a major driver in the current efforts of the Company to rein in our costs and benefit from what really is a technology driven business.

Carter Dunlap:                         Just…  Thank you.  And just to refresh my failing memory, if we go back to whenever normal was, what was the normal volume of Q4, say, seasonally compared to 1, 2, 3?

Dr. Howard Berger:                I think the volumes in Q4 generally tend to be impacted by the holidays in November and December and can be quite variable.  What I was referring to is that the volumes that we saw in October, and which are appearing to continue into November here, are the best volumes that we’ve seen since October of last year and the beginning of November.  Remember that, as I explained, we did have some impacts in the fourth quarter related to mammography in that report of that Commission, as well as the way the holidays fell out but we are very encouraged at all the initiatives that we’ve been undertaking are giving us robust return to those volume levels.  And, generally speaking, the third quarter, the third quarter and fourth quarter, from a per day volume standpoint, tend to be the best of the year for us.

Carter Dunlap:                         Right.  Thank you.

Operator:                                   Next we’ll move on to Sean McMahon with Kennedy Capital.

Sean McMahon:                       Hi, thanks for taking my question.  Mark, can you talk about, you know, moving your physicians to more variable compact edge (sp?), what you…  How many of your physicians today are actually on that program and how many do you… you know, how quickly can you ramp the rest of your physicians?  And then, maybe lastly, the margin differential between having a physician on the variable comp versus more of a fixed base package?

Dr. Howard Berger:                Yes, maybe I’m better off answering that question.  The group that really is on that fixed cost model is really here on the West Coast, and that’s because we have the staff model physician group here that has been run under the Beverly Radiology Medical Group.  That is now being revised to be a RVU or work output model that’ll be beginning to take place into the start of the first quarter of this year.  We’ve been preparing that now for the last 60 days and have a little bit more work to do, but that model will change beginning January 1st.  And the potential improvement for that to our bottom line is very substantial.  I don’t think I want to, at this time, give any more color to that because we have to try to make certain that the opportunities that we think are available there can be realized.  But I think as we go through 2011, we’ll be able to give a better visibility into that, as well as I believe you’ll see it impacting our results as we go through the year but it’s not inconsequential.  The number of radiologists that are potentially impact by this change is somewhere in the neighborhood of 75 radiologists so it’s a substantial number of radiologists and I think you can draw some conclusions from that yourself.

Sean McMahon:                       And, I’m sorry, how many do you have today?  How many radiologists do you have today?

Dr. Howard Berger:                Total for the Company is about 350.

Sean McMahon:                       Okay.

Mark Stolper:                          But, Sean, to go back to your original question, the groups on the East Coast are already on a kind of productivity or revenue share arrangement.  The difference is that, on the East Coast, we recognize our revenue after we have paid these, you know, physicians their fees.  So these physicians, the relationships are long term, they won’t change.  The comment in the script is specifically related to Beverly Radiology Medical Group, which is kind of the West Coast group, which is 75, roughly 75 physicians out of the 350.

Dr. Howard Berger:                Let me add one comment too because somebody might say, well why haven’t we gone to that model earlier?  And the reality is, is that the entrance into a more robust software system in information technology of allowing us to make this more of a virtual business today than we could have, even a year ago, so our entrance and acquisition into the software business, as well as potentially here into the teleradiology business, are creating opportunities that really didn’t exist, both on a… from a staffing standpoint and, more importantly, from a technology standpoint that are allowing these efficiencies to be realized.

Sean McMahon:                       Are you…  The savings from moving those physicians into that type of model, have you… is that kind of baked into the, to some of the savings, where people were thinking about on the eRAD acquisition or would that be above and beyond what you kind of were hoping?

Dr. Howard Berger:                Yes, it’s above and beyond that.

Mark Stolper:                           Yes, the savings we built into the eRAD acquisition was strictly licensing and software maintenance and support that we would otherwise have to pay that we will no longer have to pay from essentially in-sourcing that solution.

Sean McMahon:                        Okay.  And then I don’t know if you commented on this earlier in the call but could you talk…  You know, I think you’ve been talking about trends are improving, volumes are improving.  Maybe in the last couple of weeks of October, can you talk about maybe just October itself, you know, the improvement that you’re seeing year-over-year?  I mean, is that up mid-single digits or better?

Dr. Howard Berger:                When you say year-over-year, are you referring to last October or are you referring to earlier this year?

Sean McMahon:                       Both, if you have it.  So if you have the year-over-year and sequential… just kind of the momentum that you were talking about here in October, what are you comparing that against and maybe talk about the actual number, how much improvement are you actually seeing in the business?

Dr. Howard Berger:                Well, if I compare it to last October, which was probably one of the best individual months that we’ve ever had, the volumes in October of this year are approaching those numbers.  So I would say we’re very close to those levels and in a few cases, particularly interestingly enough on advanced imaging, we’re even exceeding those, but I would say it’s pretty much about the same.  But recognize that that’s a fairly dramatic improvement over what we saw in the beginning and second quarter of this year.  if you compare our volumes, at least in October, so we’re talking only about a third of the quarter at this point, but if you compare our October volumes to the second quarter volumes, they appear to be up perhaps about 2 or 3% overall, not looking at any specific modality but overall for the Company.

Sean McMahon:                        Okay.  Thank you.

Dr. Howard Berger:                 And that’s, in our business, that’s a pretty substantial improvement.  And I am talking about same-center stores.

Sean McMahon:                        Great.  Thank you very much.  That was very helpful.

Dr. Howard Berger:                 You’re welcome.  Thank you.

Operator:                                   And there are no further questions at this time.  I’ll turn the conference back over to management for any closing or additional comments.

Dr. Howard Berger:                Again, I would like to thank everybody for taking the time out and their continued support of RadNet and its employees.  We will continue to endeavor to be the market leader that provides the services and looks to appropriate return on investment for all of our stakeholders.  Thank you for some of the excellent questions that you posed today and I look forward to our next call.  Thank you.

Operator:                                   Ladies and gentlemen, that does conclude today’s conference.  We thank you for your participation.  You may now disconnect.